Board of Trustees
Pacific Capital Funds

We have examined the accompanying
description of policies and procedures
of the Growth Stock Fund, U.S. Treasury
Securities Fund, Short Intermediate U.S.
Treasury Securities Fund, Growth and
Income Fund, Diversified Fixed Income
Fund, Tax-Free Securities Fund, Tax-Free
Short Intermediate Securities Fund and
New Asia Growth Fund of the Pacific
Capital Funds (the "Fund") applicable to the multiple distribution system for calculation of the net asset value and dividends/ distributions with respect to the allocation of income and expenses to the various classes of shares of the Fund. Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of the Fund's policies and procedures that may be relevant to understanding the internal control structure relating to the Multiple
Class System under review, (2) the control structure policies and procedures included in the description were suitably designed to achieve the control objectives specified in the description, if those policies and procedures were complied with satisfactorily, and (3) such policies and procedures had been placed in operation for the period August 1, 1995 to July 31, 1996. Our examination was performed in accordance with standards established by the American Institute of Certified Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.

In our opinion, the accompanying description of the Multiple Class System presents fairly, in all material respects, the relevant aspects of the Fund's policies and procedures that had been placed in operation for the period
August 1, 1995 to July 31, 1996. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were complied with satisfactorily.

In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests to specific policies and procedures as listed in Section III to obtain evidence about the effectiveness of such policies and procedures in meeting the control objectives, described in Section II, during the period August 1, 1995 to July 31, 1996.

The specific policies and procedures and the nature, timing, extent, and results of the tests are listed in Sections II and III, respectively, of this report. In our opinion, the policies and procedures that were tested, as described in Section II, were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives specified in
Section II were achieved during the period indicated.

The description of specific policies and procedures of the Fund's Multiple Class
System is for the year ended July 31,
1996, and information about tests of the operating effectiveness of specified policies and procedures covered the period from August 1, 1995 to July 31,
1996. Any projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in existence. The potential effectiveness of specified policies and procedures from the Fund's system under review is subject to inherent limitations and, accordingly, errors or irregularities may occur and not be detected.
Furthermore, the projection of any
conclusions, based on our findings,
to future periods is subject to the
risk that changes may alter the validity of such conclusions.

This report is intended solely for use
by the Board of Trustees, the Management
of the Fund, and for filing with the
Securities and Exchange Commission,
and should not be used for any other
purpose.
		/s/ Ernst & Young

Columbus, Ohio
September 13, 1996





SECTION II



DESCRIPTION OF METHODOLOGY AND PROCEDURES
FOR CALCULATING NET ASSET VALUE, DIVIDEND
DISTRIBUTION OF THE TWO CLASSES OF SHARES
AND THE ALLOCATION OF EXPENSES AMONG
THE TWO CLASSES OF FUND SHARES

MULTIPLE PRICING FUNDS
NAV AND DIVIDEND/DISTRIBUTION DETERMINATION

Funds that adopt the multiple pricing
concept will be required to maintain
records that account for each class of
shares. Retail shares will be charged with a distribution fee (12b-1 fee) on a daily basis.
Since the fee schedule will not be the same between the varying classes, separate
NAV's and/or dividends/distributions
must be calculated for each class of shares.

I.   Dividend Policies

The procedures for calculating NAV
and dividends/distributions depend
upon the dividend policy.  Prior to
November 10, 1995, the dividend
policy of the Pacific Capital Funds
was to declare and pay net income
monthly except for the New Asia
Growth Fund which declared and
paid net income quarterly.  On
November 10, 1995, the dividend
policy of the Pacific Capital Funds
changed to declare net income daily
and pay net income monthly for the
U.S. Treasury Securities Fund, Short
Intermediate U.S. Treasury Securities
Fund, Diversified Fixed Income Fund,
Tax-Free Securities Fund and Tax-Free
Short Intermediate Securities Fund.
Distributable net realized capital gains are distributed at least annually.

In maintaining the records for the funds, the profit and loss accounts must be allocated to each class of shares. That is, net investment income, unrealized and realized gains or losses will be allocated daily to each class of shares based upon the relative net assets of each class of shares. These balances will be accumulated by class of shares.

Income will be distributed utilizing the record share method. This method starts with the sum of net investment income available for all classes after deduction of allocated expenses but before consideration of expenses unique to any class (or expenses, if any, incrementally higher for any class), and divides this sum by total settled shares for all classes combined to arrive at a gross dividend rate for all outstanding shares. From this gross rate an amount per share for each class
(which represents the unique and
incrementally higher, if any, expenses
accrued during the period to that class
divided by the record date shares
outstanding for that class) is subtracted.
The result is the actual per share rate
available for each class.

II.  Expense Classifications

On a daily basis, expenses are attributable to each class of shares depending on the nature of the expenditures. These fall into three categories:

(1)	Expense incurred by the Trust
not attributable to a particular Portfolio or a particular class thereof ("Trust Expenses");



II.  Expense Classifications (continued)

(2)	Expense incurred by the Portfolio
but not attributable to any particular
class of the Portfolio's shares (e.g. investment advisory fees) ("Portfolio Expenses"); and

(3)	Expenses specifically attributable to
the particular class ("Class Expenses"), which will be limited to (a) transfer agent fees as identified by the Transfer
Agent as being attributable to a specific class; (b) fees and expenses of the administrator that are identified and approved by the Trust's Board as being attributable to a specific class of shares; (c) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a class; (d)
Blue Sky registration fees incurred by
a class of shares; (f) the expense of
administrative personnel and services
as required to support the shareholders
of a specific class; (g) litigation or
other legal expenses or audit or other
accounting expenses relating solely to
one class of shares; (h) trustees fees
incurred as a result of issues relating
to one class of shares.  Class expenses
must be determined to be directly
attributable to one or more classes and
should be allocated to that class or
those classes exclusively.

(4)	Additionally, fees under the Rule 12b-1
Plans will be assessed to the Retail Class of shares.

III.  Expense Calculations

Prior to determining the day's NAV or
dividends/distributions, the following
expense items must be calculated as indicated:

(1)	Trust Expenses - Determine daily
expense accrual from expense budget and
allocate to each class of shares based upon the relative net assets of each class of shares at the close of the prior day.

(2) 	Portfolio Expenses - Using the
prior day's ending net assets for each
class of shares, calculate the current
day's accrual for each class.  The
effective rate used will be the same
for all classes and is based on the total net assets of the fund.

(3)	Class Expenses - Determine daily
accrual from expense budget by using
the prior day's ending net assets for
each class of shares to calculate the
current day's accrual.

(4) 	12b-1 Fees - Using the prior day's
ending net assets for the Retail Class of shares, calculate the current day's accrual.







IV.  NAV and Dividend/Distribution Policies

The calculations of NAV and dividends/
distributions according to the Portfolio's dividend priority are as follows:

Dividends/Distributions - Determine
distribution by class of shares by
completing "NAV and Distribution
per Share Worksheet".

NAV - Determine NAV by class of
shares by completing "NAV and
Distribution per Share Worksheet".

V.   Control Objectives and Procedures

The Worksheet is a supplementary
manual application of the Fund's
primary accounting system.  Certain
data is utilized from the primary
accounting system to allocate income
and expenses and to calculate the daily
net asset value and dividends/distributions for each class of shares. The primary accounting system includes the details of transactions in accordance with the Investment Company Act of 1940, as amended.

The following represents the
internal accounting control objectives
and procedures for the allocation of
income and expenses and the calculation
of NAV and dividends and distributions
for the classes of shares.  It does
not cover the internal accounting control procedures surrounding the processing of information into the Fund's primary accounting system.

Control ObjectivesControl Procedures
1.	Direct expenses charged to each class
 of shares are correctly recorded in the fund
accounting records and are allocated properly
to the correct class of shares.
A.	Class-specific expenses are calculated
by the Worksheet and reconciled with the
primary accounting system.V.  Control Objectives
and Procedures (continued)
2.	Gross income, other operating expenses,
realized gains/losses and unrealized gains/losses
are allocated properly to each class of shares
based upon prior day's net assets plus current
day's shareholder activity.
A.	Gross income, other operating expenses,
realized gains/losses and unrealized gains/losses
are allocated according to percentages calculated
for each class of shares based upon the information
from the prior day's accounting records and the
information provided by the transfer agent.  The
allocations performed by the Worksheet are
reconciled with the primary accounting system.
3.	Dividend rates and daily NAV's per
share for each class of shares reflect the proper
 allocation of income and operating expenses as
well as the full amount of any direct expenses
charged to the respective class of shares.
A.The sum of each class's net investment income
and gains/losses is agreed to the composite totals
 for the fund and to the primary accounting system.
B.	Net assets for each class are proved to
the opening balance adjusted for the day's
activity (shares for each class are compared
to daily summary sheets received from the
transfer agent).  The composite total net assets
for the fund and the net assets for each class are
 agreed to the primary accounting system.
C.	Relative movements of net asset values
per share and dividend rates are checked by the
fund accountant and supervisor for reasonableness
against anticipated results.
D.	The Worksheet is reviewed and signed
by two Fund Accountants.
SECTION III  Tests of Effectiveness of
 Control Structure Policies and Procedures
Our tests of the effectiveness of
control structure policies and procedures were
 designed to determine whether:1.	The description
of the Fund's policies and procedures included in Section II of this report presents fairly, in all material respects, those aspects of the Fund's control structure that may be relevant to the Fund's internal control structure.

2.	The control structure policies and
procedures described in Section II of this report were suitably designed to achieve the control objectives defined in Section II of this report, if those polices and procedures were complied with satisfactorily.

3.	The control structure policies and
procedures described in Section II of this report had been placed in operation as of the date specified.

4.	The control structure policies and
procedures were operating with sufficient
 effectiveness to provide reasonable, but not absolute, assurance that the control objectives in Section II were achieved during the period from August 1, 1995 to July 31, 1996.

Our tests of the effectiveness of control structure policies and procedures included the following procedures, to the extent we considered necessary

(a) a review of the Fund's organizational structure, including the segregation of functional responsibilities, policy statements, and personnel policies,
(b) discussions with management, accounting, administrative and other personnel who are assigned responsibilities for developing, ensuring adherence to and for applying control structure policies and procedures, and
(c) observations of personnel in the performance of their assigned duties.

Our tests of the effectiveness of control structure policies and procedures included such other tests as we considered necessary in the circumstances to evaluate whether those policies and procedures, and the extent of compliance with them, is sufficient to provide reasonable, but not absolute, assurance that the specified control objectives were achieved during the period from August 1, 1995 to July 31, 1996. Our tests of the operational effectiveness of control structure policies and procedures were designed to cover a representative number of calculations throughout the period August 1, 1995 to July 31, 1996 for each of the functions listed in Section II which satisfy the control objectives listed in
Section II of this report. In selecting particular t ests of the operational effectiveness of control structure policies and procedures, we considered the
(a) nature of the items being tested,
(b) the kinds and competence of available evidential matter,
(c) the nature of the audit objectives to be achieved,
(d) the assessed level of control risk, and
(e) the expected efficiency and effectiveness of the tests.


Tests of effectiveness of control
structure policies and procedures included:

-	Tests of source documentation
to ensure validity of information.

-	Tests of input and supervisory
control procedures in place to ensure
accuracy, completeness, validity and
integrity of processing.

-	Test of recalculation of output
to verify accuracy.

-	Tests of output control procedures
and resultant documents and reports relative
 to specific calculations to ensure accurate and timely updates of accounting records were achieved.

Testing procedures were designed and
performed to enable us to conclude that
the control objectives listed in Section II of this report were achieved during the period August 1, 1995 to July 31, 1996.